EXHIBIT 16.1

July 24, 2024
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We are currently principal accountants for Fastenal Company and, under the date of February 6, 2024, we reported on the consolidated financial statements of Fastenal Company as of and for the years ended December 31, 2023 and 2022, and the effectiveness of internal control over financial reporting as of December 31, 2023. On July 19, 2024, we were notified that Fastenal Company decided to engage PricewaterhouseCoopers LLP as its principal accountant for the year ending December 31, 2025 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of Fastenal Company's consolidated financial statements as of and for the year ending December 31, 2024, and the effectiveness of internal control over financial reporting as of December 31, 2024, and the issuance of our report thereon. We have read Fastenal Company's statements included under Item 4.01 of its Form 8-K dated July 24, 2024, and we agree with such statements, except that we are not in a position to agree or disagree with the statements in Item 4.01(b).
Very truly yours,
/s/    KPMG LLP